Exhibit 10.30

Stock Purchase Agreement

The date of this Agreement is February 7, 2005.

The Parties to this Agreement (the “Parties”) are:

International Insurance Brokers, Ltd., LLC, an Oklahoma limited liability company (“Buyer”)

TeamBank N.A., a national banking association (“Seller”)

Seller is the owner of all of the issued and outstanding common stock (the “TIG Stock”) of Team Insurance Group, Inc., an Oklahoma corporation (the “Company”).

Seller desires to sell, and Buyer desires to purchase, the TIG Stock for the consideration and on the terms stated in the Agreement.

Certain words and phrases shall herein have the meanings stated in Attachment A hereto.

THEREFORE, in consideration of the premises, and the mutual promises of the Parties herein stated, the parties have agreed:

1.             SALE AND TRANSFER OF TIG STOCK; CLOSING; ADJUSTMENT

1.1           TIG STOCK

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the TIG Stock to Buyer, and Buyer shall purchase the TIG Stock from Seller.

1.2           PURCHASE PRICE

The purchase price (the “Purchase Price”) for the TIG Stock will be $7,000,000 plus the Adjustment Amount.

1.3           CLOSING

The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer at 303 Reunion Center, 9 E. 4th Street, Tulsa, Oklahoma at 5:00 p.m. (local time) on the date of this Agreement or at such other time as the Parties may agree to in writing.  Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  The transactions herein contemplated will be effective for all purposes at December 31, 2004 (the “Effective Time”).

1.4           CLOSING OBLIGATIONS

At the Closing:

(a)           Seller shall deliver to Buyer:

(i)            Certificates representing the TIG Stock, duly endorsed (or accompanied by duly Executed stock powers) for transfer to Buyer;

(ii)           A Release in the form of Schedule 1.4(a)(ii) executed by Seller (“Seller’s Release”);

(iii)          An Inducement Agreement in the form of Schedule 1.4(a)(iii), executed by Team Financial, Inc. (“Team Financial”), a Kansas Corporation (the “Inducement Agreement”); and

(iv)          If the Closing Date is other than the date of this Agreement, a certificate signed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 4.4); and

(b)           Buyer will deliver to Seller:

(i)            $6,500,000 by wire transfer to accounts specified by Seller, which together with $500,000 previously delivered to Seller (the “Down Payment”) plus or minus the Adjustment Amount described in Section 1.5, if any, shall constitute payment in full of the Purchase Price.  At the signing of this Agreement by both parties, Buyer shall deliver to Seller an Irrevocable Unconditional Funding Letter in a form acceptable to Seller committing Buyer’s bank to make the timely payment of the sum of $6,500,000 described above to Seller.

(ii)           If the Closing Date is other than the date of this Agreement, a certificate executed by Buyer to the effect that, except as otherwise state in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

1.5           ADJUSTMENT AMOUNT

The Adjustment Amount shall be that amount which may be necessary to adjust the Closing Balance Sheet (defined in Section 1.6 below) of the Company to reflect the difference between the total equity of the Company and the Purchase Price (which may be a positive or negative number).

1.6           ADJUSTMENT PROCEDURE

(a)           Attachment 1.6 to this Agreement is a Balance Sheet of the Company agreed to by the parties that reflect the agreed upon Balance Sheet of the Company as of the close of business December 31, 2004 for the purpose of valuing the Company pursuant to this Agreement (the “Closing Balance Sheet”).  If within sixty days following the Closing, Buyer has not given Seller notice of its objection to the Closing Balance Sheet (which notice must contain a statement of the basis of Buyer’s objection), then the total equity reflected in the Closing Financial Balance Sheet will be deemed to be correct.  If Buyer gives such notice of objection and if Buyer and Seller do not agree to an Adjustment Amount within thirty days of notice of such objection, then the issues in dispute will be submitted to Stanfield & O’Dell, Tulsa Oklahoma, certified public accountants (the “Accountants”), for resolution.  If issues in dispute are submitted to the Accountants for resolution, (i) each party shall promptly furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries or Affiliates (or its or their independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the Parties; and (iii) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination.

(b)           On the tenth business day following the final determination of the Adjustment Amount, if the Adjustment Amount requires that additional consideration be paid to Seller, Buyer will pay the Adjustment Amount to Seller, and if the Adjustment Amount requires that Seller refund a portion of the Purchase Price to Buyer, Seller will pay the Adjustment Amount to Buyer.  Payment of the Adjustment Amount will be made without interest if timely made, if such payment is not timely made, interest shall accrue thereon at the rate of 5% per annum commencing from the tenth business day following such final determination.  Payments must be made in immediately available funds by wire transfer to such bank account as the recipient of such payment shall specify.

2.             REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1           ORGANIZATION AND GOOD STANDING.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma with the corporate power and authority to own its properties and conduct its business as it is now being conducted.  The conduct of the Company’s business and the ownership of its properties do not require the Company to qualify as a foreign corporation in any jurisdiction, except where the Company is currently qualified and authorized as a foreign corporation.  The Company has all permits, licenses, approvals, authorizations, applications, franchises, certificates and similar such items and rights necessary and adequate for the operation of the Company’s business and the same are valid and in full force and effect.

(b)           The Company has no subsidiary corporations or entities.

(c)           Schedule 2 .1(c) to this Agreement is a correct and complete copy of the Organizational Documents of the Company (as amended to date).  The Company is not in default or in violation of any provision of its Organizational Documents.

(d)           Seller is a corporation duly organized, validly existing and in good standing as a national banking association, with the corporate power and authority to own its properties and conduct its business as it is now being conducted.

2.2           AUTHORITY.  Seller has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herby have been duly authorized by all necessary corporate action on the part of the Seller.  This Agreement has been duly executed and delivered by Seller, and assuming due execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditor’s rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.  Schedule 2.2 to this Agreement is a certified resolution of the Board of Directors of Seller, approving this Agreement and consummation of the transactions herein contemplated.

2.3           CAPITALIZATION.  The entire authorized capital stock of the Company consists of the One Hundred Thousand (100,000) shares of TIG Stock, all of which are issued and outstanding and owned by Seller as stated

herein.  All of the shares of TIG Stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller.  There are no outstanding or authorized stock options on the shares of TIG Stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, shareholder agreements, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to voting the capital stock of the Company.

2.4           STOCKHOLDER APPROVAL.  The corporate records show that Seller, as the sole Stockholder of the Company, has taken such action as is necessary to approve this Agreement, and no additional action of Seller is required to consummate the transactions contemplated hereby.

2.5           NO VIOLATIONS.  The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument binding or affecting the Company or Seller, (ii) a breach or violation of, or a default under, the Organizational Documents of the Company or Seller, or (iii) a breach or violation of, or default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or Sellers is a party, or to which any of their respective properties or assets may be bound or affected.  The TIG Stock is free and clear of all liens, encumbrances, equities or claims.

2.6           CONSENTS.  No filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Agreement.

2.7           GOVERNMENT REGULATION.  The Company holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of its businesses and ownership of its properties.  The Company has complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of its properties or the conduct of its business.

2.8           FINANCIAL STATEMENTS.  Seller has previously delivered to Buyer balance sheets for the Company as of December 31, 2002 and December 31, 2003, and related statements of income for the years ended at those dates, and “2004 Financial Statements” comprised of an un-audited trailing 12 months income statement for the period ended October 31,2004, and the Closing Balance Sheet (collectively for all of the foregoing the “Company Financial Statements”).  The Company Financial Statements other than the 2004 Financial Statements, although they are un-audited, have been prepared in accordance with generally accepted accounting principles and practices which were applied on a consistent basis.  The 2004 Financial Statements have been prepared for management reporting purposes and have not been prepared in accordance with GAAP.  The

Company Financial Statements present fairly in all material respects the financial position, results of operation and changes of financial position of the Company, as applicable, as of their respective dates and for the periods indicated.  The Company has no material liabilities or obligations of a type which would be included in a balance sheet whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in Closing Balance Sheet.  From December 31, 2004 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of the Company, or in the relationship of the Company with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business.  The Company Financial Statements are correct and complete in all material respects.

2.9           LEGAL PROCEEDINGS.  Except as has been disclosed in Schedule 2.9 to this Agreement: (i) the Company is not subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is or was not a party or, to the knowledge of Seller or the directors and officers (and employees with responsibility for litigation matters) of the Company, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction or before any arbitrator.  No legal proceedings, hearings, and investigations could result in any material adverse change in the business, financial condition, operations, results of operations or future prospects of the Company.  Neither Seller nor the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against the Company.  There are no existing violations of federal, state or local laws, ordinances, rules, regulations or orders by the Company which materially or adversely affect the business of the Company or the possession, use, occupancy or operation of any of the Company’s facilities or other property.

2.10         ASSETS.  The Company does not currently own, and, based upon prior representations to Seller when the Company Stock was acquired, has never owned, any real property.  The Company owns or leases all equipment and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.  Schedule 2.10 to this agreement is a true and complete copy of the only lease of real property to which the Company is a party.  The Company has good and marketable title to and possession of all of its assets, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others and except for the lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which liens, covenants, restrictions and imperfections do not materially affect the value of such property and do not interfere with the use made of such property by the Company.  The real and personal properties and assets held under lease by the Company are held under valid, subsisting and enforceable leases with such exceptions as do not interfere with the business use made of such properties and assets by the Company.  No consent is necessary under the terms of any such lease in connection with the consummation of the transactions contemplated hereby.  Except as disclosed on Schedule 2.10 to this Agreement, each contract, lease or agreement to which the Company is a party is terminable at the will of the Company on not more than 30 days notice, at no cost or penalty to the Company.

2.11         UNDISCLOSED LIABILITIES.  There is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability exceeding such amount, except for (i) liabilities set forth on the face of the Closing Balance Sheet and (ii) liabilities which may have arisen after the most recent fiscal month end in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law, and which Liabilities will not, individually or in the aggregate, exceed the amount of $5,000, or have a material adverse effect on the business, properties or condition (financial or otherwise) of the Company, and (iii) liabilities disclosed in Schedule 2.11 to this Agreement.

2.12         TAXES.  The Company has timely filed all tax returns required to be filed by it, and the Company has timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and has timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment.  All such tax returns are or were correct and complete in all material respects.  To the knowledge of the Company, the liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return.  Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the Company’s knowledge, threatening to assert against the Company any deficiency or claim for additional taxes.  The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax.  There are no tax liens on any assets of the Company.  The Company has not received a ruling or entered into an agreement with the Internal Revenue Service or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect (as defined below) on the Company after the Effective Time.  For purposes of this Agreement, “Material Adverse Effect” with respect to the Company means an effect that will:  (1) is materially adverse to the business, financial condition, results of operations or prospects of the Company;  (2) significantly and adversely affects the ability of the Company to consummate the transactions contemplated by this Agreement by the Effective Time or to perform its material obligations under this Agreement; or (3) enables any person to prevent the consummation by the Effective Time of the transactions contemplated by this Agreement.  The Company does not expect any taxing authority to assess any additional taxes for any period for which tax returns have been filed.

2.13         CONTRACTS.  The Company is not a party to or bound by any:

(a)           Employment contracts, producer agreements or similar agency contracts unless such instruments are terminable at the will of the Company on not more than thirty days notice, at no cost or penalty to the Company except as have been disclosed on Schedule 2.13(a) to this Agreement;

(b)           Bonus, deferred compensation, savings, profit sharing, severance pay, pension or retirement plan or arrangement, except a producer agreement bonus arrangement, as a participating employer in the Team Financial, Inc. Employee Stock Ownership Plan and 401k Plan, copies of which are Schedule 2.13(b) to this Agreement;

(c)           Except as listed on Schedule 2.13(c) to this Agreement, any material lease or license with respect to any property, real or personal, whether the Company is landlord or tenant, licensor or licensee, involving a liability or obligation of the Company as obligor in excess of $5,000 on an annual basis;

(d)           Agreement, contract or indenture relating to the borrowing of money by the Company, except as shown on the Company Financial Statements;

(e)           Agreement with any present or former officer, director or stockholder of the Company except for those that are Schedule 2.13(e) to this Agreement; or

(f)            Other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company which involve a payment by the Company of more than $5,000 on an annual basis except as stated on Schedule 2.13(f) to this Agreement; or

(g)           Any oral contract or agreement described in Schedule 2.13 (g) to this Agreement.

With respect to the agency contracts between the Company and the insurance companies with which the Company does business (the “Carriers”), all such contracts which allow the Company to sell and market its insurance products are valid and binding in accordance with their terms and there has been no indication that any such contract are subject to revocation, limitation, rescission or termination.  Even if such contracts are subject to revocation, limitation, rescission or termination as a result of the change in control which will occur upon consummation of the transactions herein contemplated, such contracts will continue to be in full force and effect from and after the Effective Time according to their respective terms.  With respect to all contracts or agreements to which the Company is a party; (i) the contract or agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the contract or agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the contract or agreement; and (iv) no party had repudiated any provision of the contract or agreement.

2.14         COMPLIANCE WITH ERISA.  The Company does not have any employee benefit plans (as defined in Sections 3(3) or 3(37) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) or any other plans with respect to which any governmental filings are required (the “Plans”), except that the Company has been a participating employer in such an employer in such an employee benefit plan through its parent company, Team Financial, Inc. and its Employee Stock Ownership Plan and 401k Plan, and copies of all such Plans are included in Schedule 2.13(b) to this Agreement.  The Company is not a plan sponsor or plan administrator under ERISA.  To the Seller’s knowledge, all required contributions to the Plans through the date hereof and as of the Effective Time have or will have been made.  To the Seller’s knowledge, the Company as well as the Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, as of the date hereof, other than for the payment of benefits in the ordinary course.  To the Seller’s knowledge, the Company has no unfunded liabilities to any defined benefit plan.

2.15         INSURANCE.   The Company has maintained such insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary for the past five (5) years by insurance in scope and amount which is customary and reasonable for the business in which it has engaged for the conduct of its business and the protection of the Company’s assets.  With respect to each current insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.  The Company has no reason to believe that any such insurance policy will not be renewed upon the expiration thereof at premiums substantially equivalent to those currently being paid, except for changes in such premium applicable to insureds similarly situated.   There are no self-insurance arrangements affecting the Company.

2.16         INTERNAL CONTROLS AND RECORDS.  The Company maintains books of account which accurately and validly reflect, in all material respects, all assets, liabilities and other business transactions and maintains accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management’s general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles.

2.17         ENVIRONMENTAL LAWS.  The following is true:

(a)           The operations of the Company and conduct of business by the Company comply in all material respects with all applicable past and present federal, state and local environmental statutes and regulations and neither the condition of any property owned by the Company nor the operation of the business of the Company violates in any material respects any applicable federal, state or local environmental statute or regulation.

(b)           None of the operations of the Company is subject to any judicial or administrative proceeding alleging the violation of any federal, state or local environmental health or safety statute or regulation nor is it the subject of any claim alleging damages to health or property pursuant to which the Company may be liable.

(c)           None of the operations of nor any of the properties occupied by the Company is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source.

(d)           No condition or event has occurred which, with notice or the passage of time or both would constitute a violation of any federal, state or local environmental law and at no time has the Company stored or used any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location occupied by the Company.

(e)           The Company has never been notified by either a federal, state or local governmental authority, or any private party, that the Company is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance and to the environmental pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C. 9601, et seq. or any corresponding state law.

2.18         BROKER/ADVISOR’S/ATTORNEY’S FEES.  The Company has no liability or obligation to pay any broker or finder’s fees or commissions with respect to the transactions contemplated by this Agreement.  Seller will separately pay a fee to Mystic Capital Corporation, its agent, with respect to services provided to Seller with respect to this transaction.

2.19         LABOR MATTERS

(a)           The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice.

(b)           There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board.

(c)           There is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting the Company.

(d)           No grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company.

(e)           The Company is not experiencing any material work stoppage.

2.20         EMPLOYEES.  Schedule 2.20 to this Agreement lists all officers, directors and employees of the Company and their respective rates of compensation (including the portions thereof attributable to bonuses or other extraordinary compensation).  All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay or other employee benefits are reflected in the books and records of the Company and have been paid to the respective employee.  Except as stated in Schedule 2.20 to this Agreement, each employee of the Company is an employee at-will and no employee has any agreement as to length of notice or severance payment required to terminate his or her employment.

2.21         INFORMATION SUPPLIED.  None of the information supplied or to be supplied by the Company to its shareholders in connection with this Agreement, contains or shall contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.22         NOTES AND ACCOUNTS RECEIVABLE.  All notes and accounts receivable are reflected properly on the Company Financial Statements and books and records, and are valid receivables subject to no setoffs or counterclaims, are in accordance with their terms at their recorded amounts.

2.23         BORROWINGS.  The Company is not in default in any respect under, and is not otherwise in violation or contravention of, any of the terms and provisions of any agreement for the repayment of borrowed funds.  All such borrowed funds are reflected properly on the Company Financial Statements except for one potential credit line the specifics of which are disclosed in Schedule 2.23 to the Agreement.

2.24         MINUTE BOOK.  The minute book of the Company contains a complete record of all meetings of the directors and shareholders of the Company since the date of its incorporation.  Such minute book has been made available for inspection by Buyer before the Closing.  All actions taken by the Company requiring action by the board of directors or shareholders of the Company have been duly authorized or ratified as necessary as are evidenced in the minute books of the Company as so made available for such inspection.  The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are true, correct and complete.

2.25         PROFESSIONAL LIABILITY POLICY.  The Company currently maintains in full force and effect a professional liability and errors and omissions policy, which is adequate in amount and terms to reasonably protect the Company, its officers and directors against all claims incurred prior to the Closing Date.  Such policy shall be in place at closing.  The renewal date for such policy is After February 2005. The Company has complied with all requirements of its errors and omissions insurance carrier with respect to documentation of all instances that might give arise to errors and omissions claims.

2.26         UNEARNED PREMIUMS AND POLICY CANCELLATIONS.  Unearned premiums and policy cancellations are properly reflected in the Closing Balance Sheet as of the Effective Time.

2.27         POWERS OF ATTORNEY.  There are not outstanding powers of attorney executed on behalf of the Company except as may be necessary for the operation of the Company in the Ordinary Course of Business and which do not grant to the holder thereof any power or authority to incur indebtedness on the part of the Company.

2.28         GUARANTIES.  There are no guaranties nor is the Company liable for any liability or obligation of any other person or entity.

2.29         FULL DISCLOSURE.  No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of the Company to Buyer in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

2.30         NO MATERIAL CHANGE.  Except as otherwise stated on Schedule 2.30 to this Agreement, the Company has conducted its business only in the Ordinary Course of Business since January 1, 2004 and there has not been any:

(a)           Change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)           Amendment to the Organizational Documents of the Company;

(c)           Payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)           Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e)           Damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f)            Entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $5,000;

(g)           Sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

(h)           Cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000;

(i)            Material change in the accounting methods used by the Company; or

(j)            Agreement, whether oral or written, by the Company to do any of the foregoing.

2.31         FINANCIAL AND BUSINESS MATTERS

At the Closing Date:

(a)           The premium trust account of the Company shall be in balance

(b)           The rate of Carrier commissions, and the rate of Carrier contingent commissions, then in effect for payment to the Company shall be the same as the rates that generated the revenues of the Company reflected on the Closing Balance Sheet, and the Company shall not, since January 1, 2004 until January 10, 2005, have experienced, and no Carrier has given formal notice to the Company that the Company will experience, any reduction in the rate of commissions or in the rate of contingent commissions paid or to be paid to the Company by any Carrier after the date of the Closing Balance Sheet.  Schedule 2.31(b) adds additional explanation and explanation of specifics with respect to commission rates, contingency agreements and expected net changes in business trends.

(c)           The Closing Balance Sheet is true and correct and presents fairly in all material respects the financial position of the Company at the Effective Time, and at the date of this Agreement except for changes that have occurred since the Effective Time in the Ordinary Course of Business, none of which have been materially adverse to the Company

(d)           The payment of $925,000 and accrued interest due to the persons who sold the Company to Sellers in respect of revenues for the year ending November 30, 2004, and reported in the most recent Team Financial current report on form 8-K, shall have been paid or shall be paid by Seller when due, and the Company shall not be obligated to pay all or any portion of that payment after the Effective Time

(e)           Schedule 2.31 to the Agreement is a true, correct and complete listing of the fixed assets of the Company at October 31, 2004, having an original cost of $974,543, together with a listing of all additions to and deletions from such listing that have occurred since October 31, 2004, all of which additions and deletions have occurred only in the Ordinary Course of Business, and none of which additions and deletions have been material individually or in the aggregate

(f)            All earned compensation and bonuses payable by the Company shall have been properly accrued at December 31, 2004 in the Closing Balance Sheet.

(g)           Revenues of the Company in respect of calendar year ending December 31, 2004 did not include revenues in excess of $200,000 in the aggregate from customers lost during 2004, or that the Company knows will be lost after the Closing Date, net of revenues in respect of customers gained during 2004.  With respect to this subsection (g) see Schedule 2.3 (b).

(h)           The Company shall have commission revenues in excess of $4,000,000 for the year ending December 31, 2004.

(i)            Examination of the bank statements of the Company will confirm the validity of all information reflected in the Closing Financial Statements, both with respect to revenues and expenses.

3              REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

3.1           ORGANIZATION AND AUTHORITY.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  Buyer has all requisite corporate power to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it may require qualification.  Buyer has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Buyer.  Assuming due execution and delivery by Sellers, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

3.2           NON-CONTRAVENTION.  Neither the execution and the delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of Buyer’s Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party.

3.3           DIRECTORS and OFFICERS LIABILITY INSURANCE.  From and after the closing of this Agreement, the Company will provide Directors and Officers tail liability coverage for the Directors and Officers in place at the time of closing in at least the amount of such coverage existing at closing.  Such tail coverage shall be maintained for a period of five years.  During such five year period the Company, its successors and assigns shall provide notice to the covered Directors and Officers of such coverage and shall allow such Directors and Officers the right to reasonably inspect the records of the Company which would document the existence of such coverage.  The requirement to provide such tail coverage shall survive the closing of this Agreement for a period of five years.

3.4           NON AFFILIATION.  Buyer is not acting on behalf of any undisclosed third party or entity who would be found to be an officer, director or affiliate of TIG, TB or Team Financial, Inc. as the term affiliate has been defined by the Securities and Exchange Commission.

4.             COVENANTS OF SELLER PRIOR TO CLOSING DATE

4.1           OPERATION OF THE BUSINESS OF THE COMPANY

If the Closing does not occur on the date of this Agreement, between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to:

(a)           Conduct the business of the Company only in the Ordinary Course of Business;

(b)           Use the Best Efforts of the Company to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(c)           Confer with Buyer concerning operational matters of a material nature; and

(d)           Otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

4.2           NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, if the Closing does not occur on the date of this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.30 is likely to occur.

4.3           NOTIFICATION

If the Closing does not occur on the date of this Agreement, between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller or the Company become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change.  During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 4 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

4.4           PAYMENT OR INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement, Sellers will cause all indebtedness, if any, owed to the Company by Seller or any Related Person of Seller to be paid in full prior to Closing.

4.5           NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 8, Seller shall not, and shall cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

4.6           BEST EFFORTS

Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 6 and 7 to be satisfied.

5.             COVENANTS OF BUYER PRIOR TO CLOSING DATE

If the Closing does not occur on the date of this Agreement, between the date of this Agreement and the Closing Date Buyer will use its Best Efforts to cause the conditions in Sections 6 and 7 to be satisfied.

6.             CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

If the Closing does not occur on the date of this Agreement, Buyer’s obligation to purchase the TIG Stock and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1           ACCURACY OF REPRESENTATIONS

All of Seller’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

6.2           SELLER’ PERFORMANCE

(a)           All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)           Each document required to be delivered pursuant to Section 1.4 must have been delivered, and each of the other covenants and obligations in Sections 4.4 and 4.8 must have been performed and complied with in all respects.

6.3           NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.4           NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the TIG Stock.

6.5           NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

6.6           ADDITIONAL DOCUMENTS

Seller must have delivered to Buyer such documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’ representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be preformed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.             CONDITIONS PRECEDENT TO SELLER’ OBLIGATION TO CLOSE

If the Closing does not occur on the date of this Agreement, Seller’ obligation to sell the TIG Stock and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

7.1           ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2           BUYER’S PERFORMANCE

(a)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)           Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.4 and must have made the cash payment required to be made by Buyer pursuant Sections 1.4(b)(i).

7.3           ADDITONAL DOCUMENTS

Buyer must have delivered to Seller such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representations or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions

7.4           NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the TIG Stock by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.             TERMINATION

8.1           TERMINATION EVENTS

If the Closing does not occur on the date of this Agreement, this Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           By either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b)           (i) by Buyer if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

(c)           by mutual consent of Buyer and Seller; or

(d)           by either Buyer or Seller if the Closing has not occurred due to the fault of the other party (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 28, 2005, or such later date as the parties may agree upon.

8.2           EFFECT OF TERMINATION

Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive; provided,  however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies as limited by the indemnification provisions of Section 9 of this Agreement, and, as limited, will survive such termination unimpaired; and, further provided, that if this Agreement is terminated by Buyer pursuant to Section 8.1 (a), (b) or (d), the Down Payment shall be immediately refunded by Sellers to Buyer.  If this Agreement is terminated by Buyer for any reason other than the termination permitted in Section 8.1 (a), (b) or (d), or if Buyer fails to close as provided in this Agreement, the Down Payment shall be sole and separate property of Seller.

9.             INDEMNIFICATION; REMEDIES

9.1           SURVIVAL; RIGHT TO INDDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificate delivered pursuant to Section 1.4(a)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation, warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

9.2           INDEMNIFCATION AND PAYMENT OF DAMAGES BY SELLER

Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           Any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Schedule), the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b)           Any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule, other than any such Breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 1.4(a)(iv) as having caused the condition specified in Section 6.1 not to be satisfied;

(c)           Any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(d)           Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons but all remedies shall, however, be subject to the provisions of Sections 9.4, 9.5, 9.6, 9.7 and 9.8 hereof.

9.3           INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller and Company, and will pay to Seller and Company the amount of any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney’s fees) or diminution of value, whether or not involving a third-party claim arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 9.3 will not be exclusive of or limit any other remedies that may be available to Seller or Company but all remedies shall, however, be subject to the provisions of Sections 9.4, 9.5, 9.6, 9.7 and 9.8 hereof.

9.4           TIME LIMITATIONS

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 2.3, 2.12, 2.14, 2.17, 2.19 and 2.20, unless, on or before the eighteen month anniversary of this Agreement, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 2.3, 2.12, 2.14, 2.17, 2.19 or 2.20, may be made at any time.  If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the eighteen month second anniversary of this Agreement Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

9.5           LIMITATIONS ON AMOUNT—SELLER

Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.2 until the total of all Damages with respect to such matters exceeds $200,000, and then only for the amount by which such Damages exceed $200,000.  However, this Section 9.5 will not apply to any Breach of any of Seller’s representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches.

9.6           LIMITATIONS ON AMOUNT—BUYER

Buyer will have not liability (for indemnification or otherwise) with respect to the matters described in Section 9.3 until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000.  However, this Section 9.6 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

9.7           PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

(a)           Promptly after receipt by an indemnified party under Section 9.2, 9.4, or (to the extent provided in the last sentence of Section 9.3) Section 9.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)           If any Proceeding referred to in Section 9.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by an determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

9.8           PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.           NON INTERFERENCE WITH THE BUSINESS OF BUYER

Seller acknowledges that compliance with the covenants not to compete and other provisions of this Agreement by Seller following consummation of the Contemplated Transactions is an essential component of the value of the Company to Buyer, and Seller has agreed to assist in the preservation of the integrity of the Company and its value as a going concern free from any interference or undue advantage derived by Seller as a result of Seller’s previous involvement in the business of the Company and access to Company information, and the purpose of this Section 10 is to provide for appropriate restrictions on the conduct of Seller for the purpose of preserving the value for which Buyer bargained and for which Buyer will pay the Purchase Price pursuant to this Agreement, and to induce Buyer to consummate the acquisition of TIG Stock.

As a material inducement to Buyer to execute, deliver and perform this Agreement, and in consideration of the execution, delivery and performance of this Agreement by Buyer, Seller has agreed to the restrictive covenants contained herein, as follows:

10.1         CONFIDENTIALITY

Seller agrees that, from and after the Effective Time:

(a)           With respect to information relating to the Company or Buyer that is nonpublic, confidential, or proprietary in nature, including:

(i)            Any and all trade secrets concerning such business, data, know-how, customer lists, current and planned marketing and sales methods and processes, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, past, current and planned research and development, computer software and database technologies, systems and structures, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials; and

(ii)           Any and all other information, whether or not documented in any manner, relating to such business that is a trade secret within the meaning of applicable trade secret law (subsections (i) and (ii) collectively, the “Confidential Information”), which is owned by the Company or Buyer and regularly used in the operation of such business, but in connection with which such owner takes precautions to prevent dissemination to any Person other than certain shareholders, directors, officers and employees of such owner.

Seller shall not use or disclose any of the Confidential Information, directly or indirectly, either during the “Non-Interference Term” defined below, or at any time thereafter, in any way that may result in a detriment to the Company or Buyer or their respective businesses.  Seller further agrees to use Seller’s best efforts to ensure that all files, records, documents, information, data and similar items relating to such business, whether prepared by Seller or otherwise coming into Seller’s possession, shall remain the exclusive property of the Company or Buyer, as the case may be, and all such items shall be promptly delivered to Buyer upon any request for such delivery made by Buyer.

(b)           Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any Confidential Information that (1) is or becomes publicly available other than as a result of an act by Seller in violation of this Agreement, (2) is or becomes available to Seller from a third party that is not bound by a confidentiality agreement with the Buyer or the Company prohibiting such disclosure, or (3) is, on the advice of counsel, required to be disclosed by law or by legal process.  If Seller should become legally compelled by deposition, subpoena or other court or governmental action to disclose any of the Confidential Information, then Seller shall give Buyer prompt notice to that effect and shall cooperate fully with Buyer and the Company if either of them desires to seek to obtain a protective order or other relief concerning such Confidential Information.

10.2         COMPETITION

During the period commencing at the Effective Time and ending on the second anniversary of the Effective Time (the “Non-Interference Term”), Seller shall not, directly or indirectly, either as a partner or a joint venturer, or by or through employees or other agents, or in any other capacity, within the Territory (as defined in Section 10.6 below), (1) invest (other than investments in publicly-owned companies which constitute not more than one percent (1%) of the voting securities of any such company) or engage in any Competitive Business (as defined below), or (2) accept employment with or render services to a Competitive Business as a director, officer, agent, employee or consultant.

Notwithstanding the foregoing provisions of this Section 10.2:

(a)           The foregoing provisions of this Section 10.2 shall not prevent or require the disposition of any ownership of or investment in any entity engaged in a Competitive Business that is owned by Seller at the date of this Agreement, and

(b)           The foregoing provisions of this Section 10.2 shall not prevent or prohibit Seller from acquiring ownership of or investment in any entity engaged in a Competitive Business if such entity is wholly owned by a national or state bank and if ownership or control of such national or state bank is acquired by Seller after the Closing Date.

10.3         NON-INTERFERENCE WITH EMPLOYEE RELATIONSHIPS

During the Non-Interference Term, Seller shall not, directly or indirectly, on Seller’s own behalf or on behalf of any Person, recruit, hire, induce, solicit, interfere with or otherwise direct away from Buyer or the Company or attempt any of the foregoing or assist others to do the same (each a “Prohibited Employee Solicitation”) any Person who at any time during the six month period preceding such Prohibited Employee Solicitation was an employee or agent of Buyer or the Company for the purpose of engaging such Person to perform services for or on behalf of Seller or any other Person.

10.4         NON-INTERFERENCE WITH CUSTOMER RELATIONSHIPS

During the Non-Interference Term, Seller shall not, except on behalf of Buyer or the Company, for or on behalf of Seller or of any other Person, solicit, contact, call upon or initiate communication with (each a “Solicitation”) any customer or any actively sought prospective customer of the Company or Buyer, at the Closing Date or at any time within six months preceding the Closing Date, with a view toward providing products and/or services that are competitive or potentially competitive with any products and services provided by Buyer or the Company at the Effective Time.

10.5         ACKNOWLEDGEMENT

Seller acknowledges and agrees that the periods of time and scope of the restrictions stated in Sections 10.1, 10.2, 10.3 and 10.4 are reasonable and necessary for the protection of Buyer and the Company in the operation of the business of the Company acquired pursuant to this Agreement, and the agreement of Seller to abide by those restrictions is an essential condition precedent to the acquisition by Buyer pursuant to this Agreement of the TIG Stock and the business of the Company as a going concern.

10.6         DEFINITIONS

For purposes of this Section 10, the following terms shall have the following meanings:

(a)           “Competitive Business” means any business engaged in selling products or providing services within the Territory that are substantially similar or identical to the products or services provided by the Company or Buyer within the Territory.

(b)           “Territory” means the state of Oklahoma.  The state of Oklahoma embraces a portion, but not all, of the geographic area in which the Company and Buyer will render services and a portion, but not all of the geographic area in which Buyer and the Company currently sell products and provide services.  The parties acknowledge that the definition of Territory herein could have been expanded to include additional areas, but that the Parties have restricted the definition of Territory in order to protect only the essential geographic areas in which Buyer has purchased from Seller a legitimate economic interest which could be adversely affected by Seller.

11.           GENERAL PROVISIONS

11.1         EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2         PUBLIC ANNOUNCEMENTS AND COMMUNICATION

Subject to Seller’s obligation to participate in the filing of a Form 8K statement with the Securities and Exchange Commission, which Seller may make as required by such regulations, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller and Buyer agree in writing.  Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Seller and Buyer shall, and Seller shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.  The foregoing shall not prevent disclosure of the Contemplated Transactions by Seller to officers and directors of Seller, and key employees, attorneys, accountants, and other advisors (other than officers, directors, or employees of the Company), and shall not prevent disclosure of the Contemplated Transactions by Buyer to Buyer’s key employees, attorneys, accountants, mergers & acquisitions advisors and prospective sources of financing, as required for the purpose of furthering the Contemplated Transactions.

11.3         CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

The parties agree that the existing confidentiality agreement in effect between the parties shall continue in effect and shall survive the closing of this Agreement.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4         NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier or email (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:  TeamBank, N.A.

Attention:  Robert J. Weatherbie, President

Facsimile No.:  913-557-4233

Email Address:  _bob.weatherbie@teamfinancialinc.com

with a copy to:  Carl W. Hartley and Sandra K. Hartley

Facsimile No.:  913-294-2540

Email Address:  chartley@hnha-law.com and shartley@hnha-law.com

Buyer:  International Insurance Brokers, Ltd.

Attention:              Matthew F. Coughlin, III

303 Reunion Center

9 E. 4th Street

Tulsa, OK 74103-5199

Facsimile No.:       (918) 592-4201

Email Address:  Matthew.F.Coughlin.III@iibltd.com

With a copy to:  Brune & Neff

Attention:  Mr. Kenneth L. Brune, Esq.

Facsimile No.:  (918) 599-8673

Email Address:  kenbrune@bruneneff.com

11.5         JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Oklahoma, County of Tulsa, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Oklahoma, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6         FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7         WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharge by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8         ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated December 21, 2004 but excluding the confidentiality agreement between the Parties) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the Agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

11.9         DISCLOSURE SCHEDULE

(a)           The disclosures in the Disclosure Schedule, and those in any Supplement thereto, if any, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation of warranty of this Agreement.

(b)           In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.10       ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11       SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12       SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.13       TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14       GOVERNING LAW

This Agreement will be governed by the laws of the State of Oklahoma without regard to conflicts of laws principles.

11.15       COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

TeamBank, N.A.

International Insurance Brokers, Ltd. LLC

		By:	/s/ Robert J. Weatherbie
		Name:	Robert J. Weatherbie
By:	/s/ Matthew F. Coughlin, III	Title: President
Matthew F. Coughlin, III
Managing Member

ATTACHMENT A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to BELOW1:

“Adjustment Amount”—as defined in Section 1.5.

“Applicable Contract”— any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.  Buyer’s remedies for Breach by Seller are limited by the provisions of Sections 9.4 and 9.5 of this Agreement.

“Closing”— as defined in Section 1.3.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a)           the sale of the TIG Stock by Sellers to Buyer;

(b)           the execution, delivery, and performance of the Inducement Agreements and the Sellers’ Release;

(c)           the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(d)           Buyer’s acquisition and ownership of the TIG Stock and exercise of control over the Company.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages”—as defined in Section 9.2.

“Disclosure Schedule”—the Schedule, if any, marked by Buyer and Seller for identification by reference to this Agreement, and delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance”—any charge; claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)           multi-national organization or body; or

(e)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, or under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Inducement Agreement”—as defined in Section 1.4(a)(iii).

“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—the parties to this Agreement have negotiated the terms and provisions herein without Buyer, at Buyer’s choice, conducting a formal due diligence examination of the Company.  Likewise, by agreement with Buyer, Seller has not involved the officers and employees of the Company in the negotiation and documentation of this Agreement.

Thus, an individual will be deemed to have “Knowledge” of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

Seller shall be deemed to be possessed of Knowledge of the Company only if Seller has actual knowledge of matters imparted to Seller by the Company or if Seller has received information or documentation of such matters from the Company.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)           such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by and Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—(a) the articles of certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan”—as defined in Section 2.13.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person”—with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)           any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest;

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in similar capacity); and

(f)            any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse [and former spouses], (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least      % of the outstanding voting power of a Person or equity securities or other equity interests representing at least      % of the outstanding equity securities or equity interests in a Person.

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

Seller’s Release”—as defined in Section 1.4.

“TIG Stock”—as defined in the Recitals of this Agreement.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.